Exhibit 99.1

DGSE Companies, Inc. Announces Notification of Continuing NYSE MKT Listing Deficiency

DALLAS--(BUSINESS WIRE)--April 26, 2017--DGSE Companies, Inc. (NYSE MKT:DGSE) (“DGSE” or the “Company”), received a continued listing standards notice from the NYSE MKT LLC (the “MKT”) on April 20, 2017, because the Company has stockholders’ equity of less than $6.0 million and net losses in its five most recent fiscal years.

Nevertheless, DGSE continues to be pleased with the gains in its retail business and expects to post a profit in the first quarter for the first time in four years, which will push stockholders’ equity back over $6.0 million and into compliance with MKT listing standards. Moreover, DGSE anticipates this turnaround to continue guiding the company in the future toward its profitability goals.

DGSE strives to deliver an unrivaled customer experience through its new Dallas Gold & Silver flagship store. It features a broad selection of high-quality vintage and new jewelry, precious metal bullion, rare coins, fine timepieces and diamonds, together with value pricing and a customer-friendly sales process. Our strategy is to be an information resource for clients, bring transparency to purchase and sale transactions, and offer value and liquidity to those seeking to buy, sell or trade jewelry, watches, diamonds or coins. DGSE prides itself on offering the highest possible prices for old jewelry, with service that's always courteous and professional.

The Company’s common stock continues to trade under the symbol “DGSE.” As previously reported, the Company has submitted a plan to regain compliance with MKT listing standards. The Company expects that it will come back into compliance as a result of its first quarter 2017 results. If the Company does not regain compliance with those standards by October 12, 2017, or does not make progress consistent with the plan, the MKT staff may commence delisting proceedings.

The Company's Securities and Exchange Commission reporting requirements are not affected by the receipt of the MKT notification.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in South Carolina and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements that may constitute “forward-looking” statements, including statements regarding the potential acquisition of Recycling and entering into a definitive agreement regarding the potential acquisition. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including the risk that the Company’s common stock may be delisted from the MKT and this delisting may (1) reduce the liquidity and market price of the Company’s common stock and (2) negatively impact the ability of the Company to conduct equity financings and access the public capital market. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ongoing review and preparation of its first quarter 2017 financial results, the Company’s ability to execute its plan to regain compliance with MKT listing standards, market conditions, changes in the Company’s financial condition and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

CONTACT:
DGSE Companies, Inc.
Bret Pedersen, 469-371-2388
bpedersen@dgse.com